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                 [PAUL, HASTINGS, JANOFSKY & WALKER LETTERHEAD]

                                       December 22, 1995

RCM Equity Funds, Inc.
Four Embarcadero Center
San Francisco, California 94111

Ladies and Gentlemen:

    We have acted as counsel to RCM Equity Funds, Inc., a Maryland corporation (the "Company") in connection with the organization of the Company and the preparation of its Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 33-97572, 811-9100) (the "Registration Statement"). We hereby consent to the reference to us under the heading "Additional Information -- Counsel" in the statement of additional information comprising Part B of the Registration Statement.

                                       Very truly yours,

                                       PAUL, HASTINGS, JANOFSKY & WALKER